EXHIBIT (c)(v)

Queensland State Accounts
for the Quarter ended December 31, 2004

Queensland State Accounts

December Quarter 2004

Queensland Government
Office of the Government Statistician

For further information contact

CONTACT	TELEPHONE	EMAIL
Mathew Thomas	(07) 3224 5326	qsa@treasury.qld.gov.au

Websites
www.oesr.qld.gov.au
or
www.treasury.qld.gov.au

Electronic Subscription Information:	Rinie Klein
Office of the Government Statistician
Level 8
33 Charlotte Street
Brisbane Q 4000

	Telephone:	(07) 3224 5326
	Facsimile:	(07) 3220 0831
	E-mail	qsa@treasury.qld.gov.au

© The State of Queensland (Queensland Treasury)
2005

Copyright protects this publication. Except for purposes permitted under the Copyright Act, reproduction by whatever means is prohibited without the prior written permission of the Under Treasurer

ISSN 1321-2338

Queensland State Accounts, December Quarter 2004

December Quarter 2004 – Main Features

Table I
Percentage Change in Gross State Product
Chain volume measures (2002-03 reference year)

	Rest of
	Queensland(a)	Australia(a)	Australia(b)

TREND
Last quarter	1.1	0.1	0.3
Same quarter last year	4.4	1.4	1.9
ORIGINAL
Year-average(c)	4.0	2.7	2.9

(a)	Source: Office of the Government Statistician, Queensland State Accounts

(b)	Source: ABS 5206.0

(c)	Reference quarter and the three preceding quarters compared with the same period a year earlier

Chart 1
Gross State Product
(quarterly % change, CVM, trend)

Commentary

▪	Queensland’s real trend GSP grew by 1.1 per cent in December quarter 2004, moderating slightly from the 1.2 per cent recorded in September quarter 2004. This compares with substantially weaker growth of 0.1 per cent in the Rest of Australia in December quarter 2004.

▪	The two largest contributors to real trend GSP growth over the quarter were private gross fixed capital formation and household final consumption expenditure both contributing 0.5 percentage point. In the Rest of Australia, household final consumption expenditure was the largest contributor (0.5 percentage point) to real trend economic growth.

▪	In real trend terms, both Queensland exports overseas and interstate grew in the December quarter. However, this was more than offset by strong imports growth — largely a result of the continued growth in gross state expenditure.

▪	The Queensland economy recorded growth of 4.4 per cent over the year to December quarter 2004. This was 3.0 percentage points higher than the growth recorded in the Rest of Australia over the same period.

▪	The largest contributor to Queensland’s economic growth over the year was household final consumption expenditure (3.3 percentage points), compared with a smaller contribution of 2.4 percentage points in the Rest of Australia.

▪	Private gross fixed capital formation contributed 2.5 percentage points over the year to December quarter 2004. Investment in machinery and equipment contributed 1.8 percentage points to private gross fixed capital formation, whilst dwellings and other buildings and structures contributed 0.6 percentage point each. In the Rest of Australia gross fixed capital formation contributed a moderate 0.6 percentage point to economic growth.

▪	Net exports detracted 2.9 percentage points from growth in Queensland over the year, compared with a detraction of 2.1 percentage points in the Rest of Australia. The large detraction by net exports from Queensland economic growth is mainly a result of the exceptional growth in gross state expenditure (6.7 per cent) drawing in imports of goods and services.

i

Additional Commentary

▪	Domestic economy activity continued to perform strongly in Queensland, driven by solid growth in household final consumption expenditure and private gross fixed capital formation in December quarter 2004. Dwelling investment, other buildings and structures and machinery and equipment each contributed 0.2 percentage point to economic growth over the quarter.

▪	Queensland’s public final demand, comprising government final consumption expenditure and capital expenditure by general government and public trading enterprises, grew solidly by 1.6 per cent in the December quarter.

Chart 2 Gross State Expenditure, Net Exports and Gross State Product,
Contribution to Growth, Queensland
(quarterly % point contribution, CVM, trend)

▪	Queensland’s net trade performance in the December quarter resulted in a detraction from real trend quarterly economic growth. A modest contribution by exports of goods and services of 0.4 percentage point was more than offset by a detraction of 0.8 percentage point by imports of goods and services.

▪	Exports of goods and services overseas rose by 0.4 per cent in the December quarter whilst exports of goods and services interstate increased by 3.2 per cent.

▪	Exports of goods overseas grew by 0.7 per cent in quarterly terms and contributed 0.1 percentage point to real trend economic growth.

▪	In trend terms, coal export volumes increased by 1.9 per cent and meat exports by 1.3 per cent in the December quarter. Export volumes of non-ferrous metals and grains declined by 5.4 per cent and 9.1 per cent respectively, while wool and sugar export volumes remained unchanged in the December quarter.

Queensland State Accounts, December Quarter 2004

Chart 3 Exports, Imports and Net Exports,
Contribution to Growth, Queensland
(quarterly % point contribution, CVM, trend)

▪	The volume of imports of goods and services from overseas and interstate increased by 16.5 per cent and 5.8 per cent respectively over the year to December quarter 2004. The major influence on Queensland’s trade performance is the strength of the domestic economy that stimulated growth in imports.

Household Final Consumption Expenditure

▪	Queensland’s household final consumption expenditure rose 0.8 per cents[1] in December quarter 2004, following exceptionally strong growth in the second half of 2003 and matched the quarterly growth of 0.8 per cent recorded in the Rest of Australia. In annual terms, Queensland’s household final consumption growth remained strong at 5.3 per cent, 1.3 percentage points higher than the Rest of Australia.

Chart 4 Household Final Consumption Expenditure
(quarterly % change, CVM, trend)

[1]	An adjustment was made to the December quarter 2004 household final consumption expenditure estimate as presented in the QSA. Please refer to the explanatory notes for more information.

Dwelling Investment

▪	Dwelling investment in Queensland continued to grow in trend terms, rising 1.9 per cent in December quarter 2004. In the Rest of Australia, dwelling investment contracted by 2.9 per cent in December quarter after peaking at 3.0 per cent in March quarter 2004.

Chart 5 Dwelling Investment
(quarterly % change, CVM, trend)

Business Investment

▪	Queensland’s business investment (defined as other buildings and structures and machinery and equipment) rose by 3.0 per cent in December quarter 2004. Both components of business investment performed strongly in the December quarter with investment in other buildings and structures rising by 4.6 per cent and machinery and equipment by 2.3 per cent. Rest of Australia recorded a slightly weaker growth rate of 2.7 per cent in business investment over the quarter compared with Queensland.

Chart 6 Business Investment
(quarterly % change, CVM, trend)

Queensland State Accounts, December Quarter 2004

Public Final Demand

▪	In December quarter 2004 Queensland public final demand increased by 1.6 per cent compared with a rise of 1.1 per cent in Rest of Australia.

▪	Exceptional growth of 11.3 per cent was recorded in public enterprises gross fixed capital formation. This is the result of a substantial increase in capital expenditure by State and local public enterprises (up by 13.4 per cent in December quarter) compared with a smaller increase of 3.7 per cent by Commonwealth public enterprises.

▪	Government final consumption expenditure grew by 0.8 per cent and general government gross fixed capital formation recorded a slight decline of 0.7 per cent.

Chart 7 Public Final Demand
(quarterly % change, CVM, trend)

Gross State/Rest of Australia Expenditure

▪	Growth in domestic activity in Queensland, as measured by gross state expenditure, continued to moderate in the December quarter to 1.2 per cent. This follows the exceptional growth of 3.0 per cent in gross state expenditure experienced in September quarter 2003. Growth in gross Rest of Australia expenditure declined marginally by 0.1 percentage point to 0.7 per cent in December quarter 2004 and has been trending downward since peaking in September quarter 2003.

v

Chart 8 Gross State/Rest of Australia Expenditure
(quarterly % change, CVM, trend)

Net Exports

▪	Net exports of goods and services have detracted from Queensland’s overall economic growth since March 2001 largely reflecting the strength of domestic economic activity as measured by gross state expenditure over this period. In December quarter 2004, net exports detracted 0.3 percentage point from overall growth. In Rest of Australia, net exports have detracted from growth for the last fourteen quarters, with a 0.5 percentage point detraction recorded in the December quarter.

Chart 9 Net Exports
(quarterly % point contribution, CVM, trend)

Queensland State Accounts, December Quarter 2004

Contribution to Growth

▪	Chart 10 and Chart 11 show contributions to growth for gross State/Rest of Australia expenditure and net exports for Queensland and the Rest of Australia respectively. Following the pattern of recent quarters, the strong growth in Queensland’s domestic economic activity resulted in net exports detracting from economic growth as import volumes have outgrown export volumes. However, the strong growth in gross state expenditure has more than offset any detraction made by net exports.

Chart 10 Contribution to Growth, Queensland
(quarterly % point contribution, CVM, trend)

Chart 11 Contribution to Growth, Rest of Australia
(quarterly % point contribution, CVM, trend)

Table II
Changes and Contribution to Growth, Quarterly, Trend, Chain Volume Measures (a)

	Queensland		Rest of Australia (b)
	Quarterly	% point	Quarterly	% point
	% change	contribution to	% change	contribution to
	Sep-04 to	growth in GSP	Sep-04 to	growth in GSP
	Dec-04	Sep-04 to Dec-04	Dec-04	Sep-04 to Dec-04

Final consumption expenditure
Households	0.8	0.5	0.8	0.5
General government	0.8	0.1	1.0	0.2

Gross fixed capital formation
Private	1.9	0.5	1.0	0.2
Dwellings	1.9	0.2	-2.9	-0.2
Other buildings and structures	4.6	0.2	-0.9	0.0
Machinery and equipment	2.3	0.2	4.5	0.3

Public enterprises	11.3	0.2	0.8	0.0
General government	-0.7	0.0	1.5	0.0

Changes in inventories	n.a.	-0.1	n.a.	-0.5

Gross state expenditure	1.2	1.4	0.7	0.7

Exports of goods and services overseas	0.4	0.1	-0.6	-0.1
Exports of goods and services interstate	3.2	0.4	1.5	0.1
less Imports of goods and services overseas	2.0	0.4	1.6	0.4
less Imports of goods and services interstate	1.5	0.4	3.2	0.1

Gross state product	1.1	1.1	0.1	0.1

n.a. not applicable

(a)	Chain volume measure reference year 2002-03.

(b)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

▪	Real trend household final consumption expenditure in Queensland grew by 0.8 per cent and contributed 0.5 percentage point to overall growth in December quarter 2004. This matches the quarterly growth recorded in the Rest of Australia.

▪	General government final consumption expenditure in Queensland rose by 0.8 per cent in the December quarter whilst Rest of Australia experienced slightly higher growth of 1.0 per cent.

▪	Private gross fixed capital formation grew by 1.9 per cent in the December quarter, moderating over the past three quarters from the strong growth of 3.5 per cent recorded in March quarter 2004. From the three major components of private gross fixed capital formation, other buildings and structures recorded the strongest growth (4.6 per cent), followed by machinery and equipment (2.3 per cent) and dwelling investment (1.9 per cent) over December quarter 2004.

▪	Net exports detracted slightly from economic growth in both Queensland (0.3 percentage point) and the Rest of Australia (0.5 percentage point) in December quarter 2004. Queensland’s exports of goods and services overseas recorded growth of 0.4 per cent over the quarter, following growth of 0.9 per cent in the September quarter. Similarly, there was a moderation in growth in imports of goods and services overseas to 2.0 per cent in December quarter 2004.

Queensland State Accounts, December Quarter 2004

Table III

Changes and Contribution to Growth, Annual, Trend, Chain Volume Measures (a)

	Queensland		Rest of Australia (b)
	Annual	% point	Annual	% point
	% change	contribution to	% change	contribution to
	Dec-03 to	growth in GSP	Dec-03 to	growth in GSP
	Dec-04	Dec-03 to Dec-04	Dec-04	Dec-03 to Dec-04

Final consumption expenditure
Households	5.3	3.3	4.0	2.4
General government	4.2	0.7	3.6	0.7

Gross fixed capital formation
Private	10.1	2.5	2.8	0.6
Dwellings	7.0	0.6	-1.5	-0.1
Other buildings and structures	17.1	0.6	-1.1	0.0
Machinery and equipment	22.0	1.8	10.7	0.8

Public enterprises	44.1	0.7	13.3	0.2
General government	7.4	0.2	4.7	0.1

Changes in inventories	n.a.	-0.6	n.a.	-0.9

Gross state expenditure	6.7	7.4	3.5	3.6

Exports of goods and services overseas	5.7	1.2	1.3	0.2
Exports of goods and services interstate	2.5	0.3	5.8	0.3
less Imports of goods and services overseas	16.5	3.1	10.5	2.6
less Imports of goods and services interstate	5.8	1.4	2.5	0.1

Gross state product	4.4	4.4	1.4	1.4

n.a. not applicable

(a)	Chain volume measure reference year 2002-03.

(b)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

▪	Real household final consumption expenditure in Queensland grew strongly by 5.3 per cent over the year to December quarter 2004 and contributed 3.3 percentage points to annual growth in Queensland’s GSP, making it the largest contributor to annual economic growth.

▪	Private gross fixed capital formation grew sharply in trend terms, rising 10.1 per cent over the year to the December quarter. This was largely due to strong increases in machinery and equipment (22.0 per cent), other buildings and structures (17.1 per cent) and dwelling investment (7.0 per cent).

▪	Public final demand recorded growth of 7.6 per cent, contributing 1.7 percentage points to economic growth over the year to December quarter 2004. Public investment was very strong over the year, with general government gross fixed capital formation rising by 7.4 per cent

▪	Public enterprise gross fixed capital formation increased by 44.1 per cent over the year to December quarter 2004. This is the result of a high level of capital expenditure by State and local public trading enterprises. Capital expenditure by State and local public enterprises grew by 47.7 per cent over the year to December quarter 2004, compared with 31.5 per cent growth in Commonwealth public enterprises.

▪	Net exports detracted 2.9 percentage points from GSP growth over the year, largely reflecting a strong increases in imports of goods and services overseas (16.5 per cent) and imports of goods and services interstate (5.8 per cent), compared with the growth in overseas and interstate exports of 5.7 per cent and 2.5 per cent, respectively.

▪	Over the year to December quarter 2004, Queensland’s overall economic growth was 4.4 per cent, a full 3.0 percentage points higher than the Rest of Australia.

Table IV

Changes and Contribution to Growth, Quarterly, Trend, Current Prices

	Queensland		Rest of Australia (a)
	Quarterly	% point	Quarterly	% point
	% change	contribution to	% change	contribution to
	Sep-04 to	growth in GSP	Sep-04 to	growth in GSP
	Dec-04	Sep-04 to Dec-04	Dec-04	Sep-04 to Dec-04

Compensation of employees	1.9	0.9	1.5	0.7
Gross operating surplus and mixed income	0.9	0.4	1.3	0.5
Gross state product at factor cost	1.4	1.3	1.5	1.3
Taxes less subsidies on production and imports	1.5	0.2	0.7	0.1
Gross state product	1.4	1.4	1.4	1.4

Final consumption expenditure
Households	0.9	0.5	1.3	0.7
General government	1.4	0.2	2.3	0.4

Gross fixed capital formation
Private	2.9	0.7	1.5	0.3
Dwellings	3.3	0.3	-1.6	-0.1
Other buildings and structures	6.6	0.3	0.8	0.0
Machinery and equipment	2.3	0.2	5.0	0.3

Public enterprise	11.5	0.2	2.2	0.0
General government	-0.3	0.0	1.7	0.0

Changes in inventories	n.a.	-0.1	n.a.	-0.3

Gross state expenditure	1.5	1.6	1.5	1.5

Exports of goods and services overseas	2.9	0.6	1.7	0.3
Exports of goods and services interstate	3.5	0.4	2.6	0.1
less Imports of goods and services overseas	3.5	0.6	2.0	0.5
less Imports of goods and services interstate	2.6	0.6	3.5	0.1

Gross state product	1.4	1.4	1.4	1.4

n.a. not applicable

(a)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

▪	In trend current price terms, Queensland recorded economic growth of 1.4 per cent in December quarter 2004, matching the growth recorded in the Rest of Australia. This is a continuation of the moderating trend since recording a high of 2.8 per cent in March quarter 2004.

▪	Compensation of employees grew by 1.9 per cent in the December quarter, which was stronger than the 1.5 per cent growth recorded in the Rest of Australia.

▪	Growth in gross operating surplus and mixed income continued to moderate to 0.9 per cent after recording exceptional growth of 2.9 per cent in December quarter 2003.

▪	The nominal value of Queensland’s exports of goods overseas increased by 3.7 per cent in trend terms in December quarter 2004 after recording stronger growth of 9.4 and 6.7 per cent respectively in the June and September quarters of 2004.

▪	There have been substantial increases in the price of Queensland’s major overseas goods exports in December quarter 2004. In trend terms, the price of coal exports rose by 6.4 per cent, while the price of sugar, non-ferrous metals and meat exports also rose by 5.1 per cent, 1.0 per cent and 0.5 per cent respectively.

x

Queensland State Accounts, December Quarter 2004

Table V

Changes and Contribution to Growth, Annual, Trend, Current Prices

	Queensland		Rest of Australia (a)
	Annual	% point	Annual	% point
	% change	contribution to	% change	contribution to
	Dec-03 to	growth in GSP	Dec-03 to	growth in GSP
	Dec-04	Dec-03 to Dec-04	Dec-04	Dec-03 to Dec-04

Compensation of employees	10.4	4.9	6.0	2.8
Gross operating surplus and mixed income	6.7	2.8	5.0	2.1
Gross state product at factor cost	8.7	7.7	5.6	4.9
Taxes less subsidies on production and imports	7.2	0.8	2.6	0.3
Gross state product	8.7	8.7	5.4	5.4

Final consumption expenditure
Households	6.5	4.0	5.7	3.4
General government	7.4	1.3	8.0	1.5

Gross fixed capital formation
Private	14.0	3.4	4.0	0.8
Dwellings	15.6	1.5	4.2	0.2
Other buildings and structures	27.1	1.0	6.0	0.2
Machinery and equipment	16.0	1.1	5.7	0.4

Public enterprise	44.0	0.7	15.7	0.2
General government	9.1	0.2	5.5	0.1

Changes in inventories	n.a.	-0.7	n.a.	-0.8

Gross state expenditure	8.6	9.3	5.5	5.6

Exports of goods and services overseas	24.6	4.5	12.0	2.0
Exports of goods and services interstate	8.7	0.9	10.9	0.5
less Imports of goods and services overseas	23.1	3.7	12.1	2.5
less Imports of goods and services interstate	10.9	2.3	8.7	0.2

Gross state product	8.7	8.7	5.4	5.4

n.a. not applicable

(a)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

▪	Over the year to December quarter 2004, Queensland’s current price GSP grew strongly by 8.7 per cent in trend terms. The Rest of Australia recorded growth of 5.4 per cent.

▪	In current prices, household final consumption expenditure increased by 6.5 per cent over the year to December quarter 2004, contributing 4.0 percentage points to economic growth over the year.

▪	Private gross fixed capital formation contributed 3.4 percentage points to Queensland current price GSP growth over the year to December quarter 2004 compared with a moderate contribution of 0.8 percentage point in the Rest of Australia.

Queensland State Accounts, December Quarter 2004

List of Tables

Queensland State Accounts

Table		Page
Domestic Production Accounts - Queensland
1	Trend, chain volume measures, $m	1
2	Trend, chain volume measures, quarterly % change	3
3	Trend, chain volume measures, quarterly contribution to growth, % point	5
4	Trend, chain volume measures, annual % change — quarterly	7
5	Trend, chain volume measures, annual contribution to growth — quarterly, % point	9
	Explanatory Notes	11

Additional tables also available on the Internet

URL: http://www.oesr.qld.gov.au/releases/qsatables/

Domestic Production Accounts — Queensland
6	Seasonally adjusted, chain volume measures, $m
7	Seasonally adjusted, chain volume measures, quarterly % change
8	Seasonally adjusted, chain volume measures, annual % change — quarterly
9	Original, chain volume measures, $m
10	Original, chain volume measures, annual % change — quarterly
11	Trend, current prices, $m
12	Trend, current prices, quarterly % change
13	Trend, current prices, quarterly contribution to growth, % point
14	Seasonally adjusted, current prices, $m
15	Seasonally adjusted, current prices, quarterly % change
16	Seasonally adjusted, current prices, quarterly contribution to growth, % point
17	Original, current prices, $m
18	Original, current prices, annual % change — quarterly
19	Trend, implicit price deflators, 2002-03 = 100
20	Original, implicit price deflators, 2002-03 = 100

Domestic Production Accounts — Rest of Australia
21	Trend, chain volume measures, $m
22	Trend, chain volume measures, quarterly % change
23	Seasonally adjusted, chain volume measures, $m
24	Original, chain volume measures, $m
25	Trend, current prices, $m
26	Original, current prices, $m
27	Trend, implicit price deflators, 2002-03 = 100

As indicated above, the Queensland State Accounts, including additional tables and the complete time series for Queensland and the Rest of Australia, are available through the Office of Economic and Statistical Research website.

DOMESTIC PRODUCTION ACCOUNT — QUEENSLAND	TABLE 1
(Trend, chain volume measure, $m)

	2001-02			2002-03				2003-04				2004-05
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec

Household final consumption expenditure	18,391	18,631	19,011	19,311	19,476	19,647	20,032	20,668	21,323	21,805	22,085	22,272	22,443
Internal consumption expenditure	17,724	17,969	18,334	18,628	18,785	18,944	19,307	19,900	20,515	20,963	21,248	21 ,484	21,716
Non-tourism	16,932	17,163	17,520	17,835	18,015	18,215	18,598	19,183	19,796	20,219	20,468	20,662	20,851
Tourism	792	806	814	793	770	729	709	717	719	744	780	822	865
External consumption expenditure	667	662	677	683	691	703	725	768	808	842	837	788	727
less Imports of tourism services, overseas	220	222	227	231	226	220	221	238	261	274	274	272	272
less Imports of tourism services, interstate	447	440	450	452	465	483	504	530	547	568	563	516	455

General government final consumption expenditure	5,455	5,504	5,553	5,615	5,697	5,793	5,869	5,918	5,967	6,026	6,098	6,167	6,215
National	1,931	1,960	1,996	2,039	2,084	2,128	2,157	2,169	2,177	2,190	2,233	2,290	2,343
State and local	3,524	3,544	3,557	3,576	3,613	3,665	3,712	3,749	3,790	3,836	3,865	3,877	3,872

Private gross fixed capital formation	5,980	6,303	6,805	7,338	7,660	7,699	7,732	7,924	8,192	8,478	8,678	8,853	9,022
Dwellings	2145	2293	2483	2640	2,702	2,680	2,714	2,846	2,996	3,085	3,112	3,145	3,206
Other buildings and structures	849	923	1098	1285	1,371	1,317	1,256	1,247	1,284	1,355	1,394	1,437	1,503
Machinery and equipment	1945	2019	2162	2368	2,561	2,656	2,644	2,635	2,686	2,848	3,052	3,202	3,276
Livestock	186	181	152	111	78	77	103	132	153	157	152	152	151
Intangible fixed assets	274	280	290	300	304	304	304	308	315	324	331	338	345
Ownership transfer costs	581	607	620	634	644	665	711	756	758	709	637	579	541

Public enterprises gross fixed capital formation	660	691	694	641	566	525	544	568	569	589	651	737	820
Commonwealth	141	140	131	117	115	122	130	130	127	136	150	161	167
State and local	519	551	563	524	451	403	414	438	442	453	501	576	653

General government gross fixed capital formation	1016	1036	989	923	896	868	842	890	960	1,019	1,038	1,038	1,031
National	124	126	131	135	140	149	154	154	154	153	159	170	182
State and local	892	910	858	788	756	719	688	736	806	866	879	868	849

Change in inventories	59	80	29	-47	-38	83	230	297	237	156	94	57	37
Statistical discrepancy (E)	28	3	-4	0	2	-37	-31	15	47	85	141	193	238

Gross state expenditure	31,589	32,248	33,077	33,781	34,259	34,578	35,218	36,280	37,295	38,158	38,785	39,317	39,806

Exports of goods and services	10417	10529	10605	10714	10,804	10,842	10,842	10,778	10,779	10,844	10,954	11,115	11,265

Exports of goods and services, overseas	6792	6722	6741	6867	7,010	7,029	6,931	6,812	6,863	7,035	7,157	7,224	7,251
Exports of goods, overseas	5371	5338	5339	5416	5,534	5,562	5,483	5,366	5,377	5,504	5,612	5,671	5,713
Exports of services, less tourism services, overseas	902	895	913	953	975	971	956	946	964	987	988	977	947
Exports of tourism services, overseas	519	489	489	498	501	496	492	500	522	544	557	576	591

Exports of goods and services, interstate	3625	3807	3864	3847	3,794	3,813	3,911	3,966	3,916	3,809	3,797	3,891	4,014
Exports of goods, interstate }	2429	2573	2639	2621	2,531	2,505	2,592	2,696	2,718	2,624	2,569	2,618	2,720
Exports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate	1196	1234	1225	1226	1,263	1,308	1,319	1,270	1,198	1,185	1,228	1,273	1,294

	2001-02			2002-03				2003-04				2004-05
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec

less Imports of goods and services	11552	11905	12269	12533	12,710	12,827	13,085	13,676	14,360	14,965	15,320	15,601	15,868

less Imports of goods and services, overseas	4,683	4,927	5,171	5,360	5,502	5,630	5,763	5,993	6,327	6,697	7,005	7,227	7,368
less Imports of goods, overseas	3,352	3,577	3,797	3,964	4,107	4,237	4,341	4,489	4,719	5,025	5,324	5,542	5,672
less Imports of services, less tourism services, overseas	1,111	1,128	1,147	1,165	1,169	1,173	1,201	1,266	1,347	1,398	1,407	1,413	1,424
less Imports of tourism services, overseas	220	222	227	231	226	220	221	238	261	274	274	272	272

less Imports of goods and services, interstate	6869	6978	7098	7173	7,208	7,197	7,322	7,683	8,033	8,268	8,315	8,374	8,500
less Imports of goods, interstate }	6422	6538	6648	6721	6,743	6,714	6,818	7,153	7,486	7,700	7,752	7,858	8,045
less Imports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate	447	440	450	452	465	483	504	530	547	568	563	516	455

Expenditure on gross state product	30,454	30,872	31,413	31,962	32,353	32,593	32,975	33,382	33,714	34,037	34,419	34,831	35,203

Chain volume measure base year 2002-03

TABLE 1

DOMESTIC PRODUCTION ACCOUNT — QUEENSLAND	TABLE 2
(Trend, chain volume measure, quarterly percentage change, %)

	Change from last quarter
	2001-02			2002-03				2003-04				2004-05
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec

Household final consumption expenditure	0.4	1.3	2.0	1.6	0.9	0.9	2.0	3.2	3.2	2.3	1.3	0.8	0.8
Internal consumption expenditure	0.6	1.4	2.0	1.6	0.8	0.8	1.9	3.1	3.1	2.2	1.4	1.1	1.1
Non-tourism	0.7	1.4	2.1	1.8	1.0	1.1	2.1	3.1	3.2	2.1	1.2	0.9	0.9
Tourism	-1.9	1.8	1.0	-2.6	-2.9	-5.3	-2.7	1.1	0.3	3.5	4.8	5.4	5.2
External consumption expenditure	-4.0	-0.7	2.3	0.9	1.2	1.7	3.1	5.9	5.2	4.2	-0.6	-5.9	-7.7
less Imports of tourism services, overseas	-1.8	0.9	2.3	1.8	-2.2	-2.7	0.5	7.7	9.7	5.0	0.0	-0.7	0.0
less Imports of tourism services, interstate	-5.1	-1.6	2.3	0.4	2.9	3.9	4.3	5.2	3.2	3.8	-0.9	-8.3	-11.8

General government final consumption expenditure	0.8	0.9	0.9	1.1	1.5	1.7	1.3	0.8	0.8	1.0	1.2	1.1	0.8
National	1.1	1.5	1.8	2.2	2.2	2.1	1.4	0.6	0.4	0.6	2.0	2.6	2.3
State and local	0.6	0.6	0.4	0.5	1.0	1.4	1.3	1.0	1.1	1.2	0.8	0.3	-0.1

Private gross fixed capital formation	4.4	5.4	8.0	7.8	4.4	0.5	0.4	2.5	3.4	3.5	2.4	2.0	1.9
Dwellings	6.5	6.9	8.3	6.3	2.3	-0.8	1.3	4.9	5.3	3.0	0.9	1.1	1.9
Other buildings and structures	-4.7	8.7	19.0	17.0	6.7	-3.9	-4.6	-0.7	3.0	5.5	2.9	3.1	4.6
Machinery and equipment	6.0	3.8	7.1	9.5	8.2	3.7	-0.5	-0.3	1.9	6.0	7.2	4.9	2.3
Livestock	5.7	-2.7	-16.0	-27.0	-29.7	-1.3	33.8	28.2	15.9	2.6	-3.2	0.0	-0.7
Intangible fixed assets	-0.7	2.2	3.6	3.4	1.3	0.0	0.0	1.3	2.3	2.9	2.2	2.1	2.1
Ownership transfer costs	8.2	4.5	2.1	2.3	1.6	3.3	6.9	6.3	0.3	-6.5	-10.2	-9.1	-6.6

Public enterprises gross fixed capital formation	3.3	4.7	0.4	-7.6	-11.7	-7.2	3.6	4.4	0.2	3.5	10.5	13.2	11.3
Commonwealth	13.7	-0.7	-6.4	-10.7	-1.7	6.1	6.6	0.0	-2.3	7.1	10.3	7.3	3.7
State and local	0.8	6.2	2.2	-6.9	-13.9	-10.6	2.7	5.8	0.9	2.5	10.6	15.0	13.4

General government gross fixed capital formation	5.8	2.0	-4.5	-6.7	-2.9	-3.1	-3.0	5.7	7.9	6.1	1.9	0.0	-0.7
National	-1.6	1.6	4.0	3.1	3.7	6.4	3.4	0.0	0.0	-0.6	3.9	6.9	7.1
State and local	7.0	2.0	-5.7	-8.2	-4.1	-4.9	-4.3	7.0	9.5	7.4	1.5	-1.3	-2.2

Gross state expenditure	1.5	2.1	2.6	2.1	1.4	0.9	1.9	3.0	2.8	2.3	1.6	1.4	1.2

Exports of goods and services	1.2	1.1	0.7	1.0	0.8	0.4	0.0	-0.6	0.0	0.6	1.0	1.5	1.3

Exports of goods and services, overseas	-1.3	-1.0	0.3	1.9	2.1	0.3	-1.4	-1.7	0.7	2.5	1.7	0.9	0.4
Exports of goods, overseas	-0.3	-0.6	0.0	1.4	2.2	0.5	-1.4	-2.1	0.2	2.4	2.0	1.1	0.7
Exports of services, less tourism services, overseas	-2.9	-0.8	2.0	4.4	2.3	-0.4	-1.5	-1.0	1.9	2.4	0.1	-1.1	-3.1
Exports of tourism services, overseas	-8.1	-5.8	0.0	1.8	0.6	-1.0	-0.8	1.6	4.4	4.2	2.4	3.4	2.6

Exports of goods and services, interstate	6.2	5.0	1.5	-0.4	-1.4	0.5	2.6	1.4	-1.3	-2.7	-0.3	2.5	3.2
Exports of goods, interstate }	5.9	5.9	2.6	-0.7	-3.4	-1.0	3.5	4.0	0.8	-3.5	-2.1	1.9	3.9
Exports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate	6.8	3.2	-0.7	0.1	3.0	3.6	0.8	-3.7	-5.7	-1.1	3.6	3.7	1.6

	Change from last quarter
	2001-02			2002-03					2003-04				2004-05
	Dec	Mar	Jun	Sep	Dec		Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec

less Imports of goods and services	2.0	3.1	3.1	2.2	1.4	0.9		2.0	4.5	5.0	4.2	2.4	1.8	1.7

less Imports of goods and services, overseas	3.3	5.2	5.0	3.7	2.6	2.3		2.4	4.0	5.6	5.8	4.6	3.2	2.0
less Imports of goods, overseas	4.8	6.7	6.2	4.4	3.6	3.2		2.5	3.4	5.1	6.5	6.0	4.1	2.3
less Imports of services, less tourism services, overseas	-0.3	1.5	1.7	1.6	0.3	0.3		2.4	5.4	6.4	3.8	0.6	0.4	0.8
less Imports of tourism services, overseas	-1.8	0.9	2.3	1.8	-2.2	-2.7		0.5	7.7	9.7	5.0	0.0	-0.7	0.0

less Imports of goods and services, interstate	1.2	1.6	1.7	1.1	0.5	-0.2		1.7	4.9	4.6	2.9	0.6	0.7	1.5
less Imports of goods, interstate }	1.7	1.8	1.7	1.1	0.3	-0.4		1.5	4.9	4.7	2.9	0.7	1.4	2.4
less Imports of services, less tourism services, interstate }	—	—	—	—	—	—		—	—	—	—	—	—	—
less Imports of tourism services, interstate	-5.1	-1.6	2.3	0.4	2.9	3.9		4.3	5.2	3.2	3.8	-0.9	-8.3	-11.8

Expenditure on gross state product	1.2	1.4	1.8	1.7	1.2	0.7		1.2	1.2	1.0	1.0	1.1	1.2	1.1

Chain volume measure base year 2002-03

TABLE 2

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 3
(Trend, chain volume measure, quarterly contribution to growth, %)

	Change from last quarter
	2001-02			2002-03				2003-04				2004-05
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure	0.3	0.8	1.2	1.0	0.5	0.5	1.2	1.9	2.0	1.4	0.8	0.5	0.5
Internal consumption expenditure	0.3	0.8	1.2	0.9	0.5	0.5	1.1	1.8	1.8	1.3	0.8	0.7	0.7
Non-tourism	0.4	0.8	1.2	1.0	0.6	0.6	1.2	1.8	1.8	1.3	0.7	0.6	0.5
Tourism	0.0	0.0	0.0	-0.1	-0.1	-0.1	-0.1	0.0	0.0	0.1	0.1	0.1	0.1
External consumption expenditure	-0.1	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.0	-0.1	-0.2
less Imports of tourism services, overseas	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.0	0.0	0.0	0.0
less Imports of tourism services, interstate	-0.1	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.1	0.0	-0.1	-0.2

General government final consumption expenditure	0.1	0.2	0.2	0.2	0.3	0.3	0.2	0.1	0.1	0.2	0.2	0.2	0.1
National	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.0	0.0	0.0	0.1	0.2	0.2
State and local	0.1	0.1	0.0	0.1	0.1	0.2	0.1	0.1	0.1	0.1	0.1	0.0	0.0

Private gross fixed capital formation	0.8	1.1	1.6	1.7	1.0	0.1	0.1	0.6	0.8	0.8	0.6	0.5	0.5
Dwellings	0.4	0.5	0.6	0.5	0.2	-0.1	0.1	0.4	0.4	0.3	0.1	0.1	0.2
Other buildings and structures	-0.1	0.2	0.6	0.6	0.3	-0.2	-0.2	0.0	0.1	0.2	0.1	0.1	0.2
Machinery and equipment	0.4	0.2	0.5	0.7	0.6	0.3	0.0	0.0	0.2	0.5	0.6	0.4	0.2
Livestock	0.0	0.0	-0.1	-0.1	-0.1	0.0	0.1	0.1	0.1	0.0	0.0	0.0	0.0
Intangible fixed assets	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Ownership transfer costs	0.1	0.1	0.0	0.0	0.0	0.1	0.1	0.1	0.0	-0.1	-0.2	-0.2	-0.1

Public enterprises gross fixed capital formation	0.1	0.1	0.0	-0.2	-0.2	-0.1	0.1	0.1	0.0	0.1	0.2	0.2	0.2
Commonwealth	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
State and local	0.0	0.1	0.0	-0.1	-0.2	-0.1	0.0	0.1	0.0	0.0	0.1	0.2	0.2

General government gross fixed capital formation	0.2	0.1	-0.2	-0.2	-0.1	-0.1	-0.1	0.1	0.2	0.2	0.1	0.0	0.0
National	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
State and local	0.2	0.1	-0.2	-0.2	-0.1	-0.1	-0.1	0.1	0.2	0.2	0.0	0.0	-0.1

Change in inventories	0.1	0.1	-0.2	-0.2	0.0	0.4	0.5	0.2	-0.2	-0.2	-0.2	-0.1	-0.1
Statistical discrepancy (E)	0.0	-0.1	0.0	0.0	0.0	-0.1	0.0	0.1	0.1	0.1	0.2	0.2	0.1

Gross state expenditure	1.6	2.2	2.7	2.2	1.5	1.0	2.0	3.2	3.0	2.6	1.8	1.5	1.4

Exports of goods and services	0.4	0.4	0.2	0.3	0.3	0.1	0.0	-0.2	0.0	0.2	0.3	0.5	0.4

Exports of goods and services, overseas	-0.3	-0.2	0.1	0.4	0.4	0.1	-0.3	-0.4	0.2	0.5	0.4	0.2	0.1
Exports of goods, overseas	0.0	-0.1	0.0	0.2	0.4	0.1	-0.2	-0.4	0.0	0.4	0.3	0.2	0.1
Exports of services, less tourism services, overseas	-0.1	0.0	0.1	0.1	0.1	0.0	0.0	0.0	0.1	0.1	0.0	0.0	-0.1
Exports of tourism services, overseas	-0.2	-0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.0	0.1	0.0

Exports of goods and services, interstate	0.7	0.6	0.2	-0.1	-0.2	0.1	0.3	0.2	-0.1	-0.3	0.0	0.3	0.4
Exports of goods, interstate}	0.5	0.5	0.2	-0.1	-0.3	-0.1	0.3	0.3	0.1	-0.3	-0.2	0.1	0.3
Exports of services, less tourism services, interstate}	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate	0.3	0.1	0.0	0.0	0.1	0.1	0.0	-0.1	-0.2	0.0	0.1	0.1	0.1

	Change from last quarter
	2001-02			2002-03				2003-04				2004-05
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
less Imports of goods and services	0.8	1.2	1.2	0.8	0.6	0.4	0.8	1.8	2.0	1.8	1.0	0.8	0.8

less Imports of goods and services, overseas	0.5	0.8	0.8	0.6	0.4	0.4	0.4	0.7	1.0	1.1	0.9	0.6	0.4
less Imports of goods, overseas	0.5	0.7	0.7	0.5	0.4	0.4	0.3	0.4	0.7	0.9	0.9	0.6	0.4
less Imports of services, less tourism services, overseas:	0.0	0.1	0.1	0.1	0.0	0.0	0.1	0.2	0.2	0.2	0.0	0.0	0.0
less Imports of tourism services, overseas	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.0	0.0	0.0	0.0

less Imports of goods and services, interstate	0.3	0.4	0.4	0.2	0.1	0.0	0.4	1.1	1.0	0.7	0.1	0.2	0.4
less Imports of goods, interstate }	0.4	0.4	0.4	0.2	0.1	-0.1	0.3	1.0	1.0	0.6	0.2	0.3	0.5
less Imports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate	-0.1	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.1	0.0	-0.1	-0.2

Expenditure on gross state product	1.2	1.4	1.8	1.7	1.2	0.7	1.2	1.2	1.0	1.0	1.1	1.2	1.1

Chain volume measure base year 2002-03

TABLE 3

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 4
(Trend, chain volume measure, annual percentage change - quarterly, %)

	Change from same quarter last year
	2001-02			2002-03				2003-04				2004-05
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure	2.9	3.0	4.2	5.4	5.9	5.5	5.4	7.0	9.5	11.0	10.2	7.8	5.3
Internal consumption expenditure	3.4	3.6	4.7	5.7	6.0	5.4	5.3	6.8	9.2	10.7	10.1	8.0	5.9
Non-tourism	3.2	3.7	4.9	6.1	6.4	6.1	6.2	7.6	9.9	11.0	10.1	7.7	5.3
Tourism	8.8	2.9	0.5	-1.7	-2.8	-9.6	-12.9	-9.6	-6.6	2.1	10.0	14.6	20.3
External consumption expenditure	-10.2	-12.1	-7.5	-1.7	3.6	6.2	7.1	12.4	16.9	19.8	15.4	2.6	-10.0
less Imports of tourism services, overseas	-10.2	-8.3	-2.6	3.1	2.7	-0.9	-2.6	3.0	15.5	24.5	24.0	14.3	4.2
less Imports of tourism services, interstate	-10.2	-13.9	-9.8	-4.0	4.0	9.8	12.0	17.3	17.6	17.6	11.7	-2.6	-16.8

General government final consumption expenditure	2.0	2.4	3.0	3.7	4.4	5.3	5.7	5.4	4.7	4.0	3.9	4.2	4.2
National	3.1	3.8	5.0	6.8	7.9	8.6	8.1	6.4	4.5	2.9	3.5	5.6	7.6
State and local	1.5	1.7	1.9	2.1	2.5	3.4	4.4	4.8	4.9	4.7	4.1	3.4	2.2

Private gross fixed capital formation	22.6	25.3	25.9	28.1	28.1	22.1	13.6	8.0	6.9	10.1	12.2	11.7	10.1
Dwellings	36.4	42.2	35.3	31.0	26.0	16.9	9.3	7.8	10.9	15.1	14.7	10.5	7.0
Other buildings and structures	-11.3	-4.5	16.6	44.2	61.5	42.7	14.4	-3.0	-6.3	2.9	11.0	15.2	17.1
Machinery and equipment	28.6	27.5	27.3	29.0	31.7	31.6	22.3	11.3	4.9	7.2	15.4	21.5	22.0
Livestock	12.0	7.7	-11.1	-36.9	-58.1	-57.5	-32.2	18.9	96.2	103.9	47.6	15.2	-1.3
Intangible fixed assets	0.4	-1.1	3.2	8.7	10.9	8.6	4.8	2.7	3.6	6.6	8.9	9.7	9.5
Ownership transfer costs	47.5	44.9	30.0	18.1	10.8	9.6	14.7	19.2	17.7	6.6	-10.4	-23.4	-28.6

Public enterprises gross fixed capital formation	9.3	14.4	13.6	0.3	-14.2	-24.0	-21.6	-11.4	0.5	12.2	19.7	29.8	44 .1
Commonwealth	17.5	53.8	37.9	-5.6	-18.4	-12.9	-0.8	11.1	10.4	11.5	15.4	23.8	31.5
State and local	7.2	7.4	9.1	1.7	-13.1	-26.9	-26.5	-16.4	-2.0	12.4	21.0	31.5	47.7

General government gross fixed capital formation	-4.2	4.5	6.7	-3.9	-11.8	-16.2	-14.9	-3.6	7.1	17.4	23.3	16.6	7.4
National	5.1	-5.3	0.8	7.1	12.9	18.3	17.6	14.1	10.0	2.7	3.2	10.4	18.2
State and local	-5.4	6.1	7.7	-5.5	-15.2	-21.0	-19.8	-6.6	6.6	20.4	27.8	17.9	5.3

Gross state expenditure	5.8	7.2	8.2	8.6	8.5	7.2	6.5	7.4	8.9	10.4	10.1	8.4	6.7

Exports of goods and services	4.1	4.0	3.8	4.1	3.7	3.0	2.2	0.6	-0.2	0.0	1.0	3.1	4.5

Exports of goods and services, overseas	0.1	-2.8	-2.7	-0.2	3.2	4.6	2.8	-0.8	-2.1	0.1	3.3	6.0	5.7
Exports of goods, overseas	3.5	0.4	-0.6	0.6	3.0	4.2	2.7	-0.9	-2.8	-1.0	2.4	5.7	6.2
Exports of services, less tourism services, overseas	-14.7	-12.2	-5.4	2.6	8.1	8.5	4.7	-0.7	-1.1	1.6	3.3	3.3	-1.8
Exports of tourism services, overseas	-4.4	-15.7	-17.4	-11.9	-3.5	1.4	0.6	0.4	4.2	9.7	13.2	15.2	13.2

Exports of goods and services, interstate	12.6	18.7	17.5	12.7	4.7	0.2	1.2	3.1	3.2	-0.1	-2.9	-1.9	2.5
Exports of goods, interstate}	17.2	22.1	19.7	14.3	4.2	-2.6	-1.8	2.9	7.4	4.8	-0.9	-2.9	0.1
Exports of services, less tourism services, interstate}	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate	4.3	12.3	12.9	9.5	5.6	6.0	7.7	3.6	-5.1	-9.4	-6.9	0.2	8.0

	Change from same quarter last year
	2001-02			2002-03				2003-04				2004-05
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
less Imports of goods and services	6.3	7.6	9.7	10.7	10.0	7.7	6.7	9.1	13.0	16.7	17.1	14.1	10.5

less Imports of goods and services, overseas	-0.9	6.7	14.3	18.2	17.5	14.3	11.4	11.8	15.0	19.0	21.6	20.6	16.5
less Imports of goods, overseas	1.0	11.0	20.3	24.0	22.5	18.5	14.3	13.2	14.9	18.6	22.6	23.5	20.2
less Imports of services, less tourism services, overseas	-4.2	-2.3	0.8	4.6	5.2	4.0	4.7	8.7	15.2	19.2	17.2	11.6	5.7
less Imports of tourism services, overseas	-10.2	-8.3	-2.6	3.1	2.7	-0.9	-2.6	3.0	15.5	24.5	24.0	14.3	4.2

less Imports of goods and services, interstate	11.8	8.2	6.5	5.7	4.9	3.1	3.2	7.1	11.4	14.9	13.6	9.0	5.8
less Imports of goods, interstate }	13.7	10.1	7.9	6.4	5.0	2.7	2.6	6.4	11.0	14.7	13.7	9.9	7.5
less Imports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate	-10.2	-13.9	-9.8	-4.0	4.0	9.8	12.0	17.3	17.6	17.6	11.7	-2.6	-16.8

Expenditure on gross state product	5.1	5.9	6.2	6.3	6.2	5.6	5.0	4.4	4.2	4.4	4.4	4.3	4.4

Chain volume measure base year 2002-03

TABLE 4

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 5
(Trend, chain volume measure, annual contribution to growth - quarterly, %)

	Change from same quarter last year
	2001-02			2002-03				2003-04				2004-05
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure	1.8	1.8	2.6	3.3	3.6	3.3	3.3	4.2	5.7	6.6	6.2	4.8	3.3
Internal consumption expenditure	2.0	2.2	2.8	3.4	3.5	3.2	3.1	4.0	5.3	6.2	5.9	4.7	3.6
Non-tourism	1.8	2.1	2.8	3.4	3.6	3.4	3.4	4.2	5.5	6.1	5.7	4.4	3.1
Tourism	0.2	0.1	0.0	0.0	-0.1	-0.2	-0.3	-0.2	-0.2	0.0	0.2	0.3	0.4
External consumption expenditure	-0.3	-0.3	-0.2	0.0	0.1	0.1	0.2	0.3	0.4	0.4	0.3	0.1	-0.2
less Imports of tourism services, overseas	-0.1	-0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.2	0.2	0.1	0.0
less Imports of tourism services, interstate	-0.2	-0.2	-0.2	-0.1	0.1	0.1	0.2	0.2	0.3	0.3	0.2	0.0	-0.3

General government final consumption expenditure	0.4	0.4	0.5	0.7	0.8	0.9	1.0	0.9	0.8	0.7	0.7	0.7	0.7
National	0.2	0.2	0.3	0.4	0.5	0.5	0.5	0.4	0.3	0.2	0.2	0.4	0.5
State and local	0.2	0.2	0.2	0.2	0.3	0.4	0.5	0.5	0.5	0.5	0.5	0.4	0.2

Private gross fixed capital formation	3.8	4.4	4.7	5.3	5.5	4.5	3.0	1.8	1.6	2.4	2.9	2.8	2.5
Dwellings	2.0	2.3	2.2	2.1	1.8	1.3	0.7	0.6	0.9	1.2	1.2	0.9	0.6
Other buildings and structures	-0.4	-0.1	0.5	1.3	1.7	1.3	0.5	-0.1	-0.3	0.1	0.4	0.6	0.6
Machinery and equipment	1.5	1.5	1.6	1.8	2.0	2.1	1.5	0.8	0.4	0.6	1.2	1.7	1.8
Livestock	0.1	0.0	-0.1	-0.2	-0.4	-0.3	-0.2	0.1	0.2	0.2	0.1	0.1	0.0
Intangible fixed assets	0.0	0.0	0.0	0.1	0.1	0.1	0.0	0.0	0.0	0.1	0.1	0.1	0.1
Ownership transfer costs	0.6	0.6	0.5	0.3	0.2	0.2	0.3	0.4	0.4	0.1	-0.2	-0.5	-0.6

Public enterprises gross fixed capital formation	0.2	0.3	0.3	0.0	-0.3	-0.5	-0.5	-0.2	0.0	0.2	0.3	0.5	0.7
Commonwealth	0.1	0.2	0.1	0.0	-0.1	-0.1	0.0	0.0	0.0	0.0	0.1	0.1	0.1
State and local	0.1	0.1	0.2	0.0	-0.2	-0.5	-0.5	-0.3	0.0	0.2	0.3	0.4	0.6

General government gross fixed capital formation	-0.2	0.2	0.2	-0.1	-0.4	-0.5	-0.5	-0.1	0.2	0.5	0.6	0.4	0.2
National	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.0	0.0	0.0	0.0	0.1
State and local	-0.2	0.2	0.2	-0.2	-0.4	-0.6	-0.5	-0.2	0.2	0.5	0.6	0.4	0.1

Change in inventories	0.0	0.2	0.1	-0.2	-0.3	0.0	0.6	1.1	0.8	0.2	-0.4	-0.7	-0.6
Statistical discrepancy (E)	0.0	0.1	0.0	-0.1	-0.1	-0.1	-0.1	0.0	0.1	0.4	0.5	0.5	0.6

Gross state expenditure	6.0	7.4	8.5	8.9	8.8	7.5	6.8	7.8	9.4	11.0	10.8	9.1	7.4

Exports of goods and services	1.4	1.4	1.3	1.4	1.3	1.0	0.8	0.2	-0.1	0.0	0.3	1.0	1.4

Exports of goods and services, overseas	0.0	-0.7	-0.6	0.0	0.7	1.0	0.6	-0.2	-0.5	0.0	0.7	1.2	1.2
Exports of goods, overseas	0.6	0.1	-0.1	0.1	0.5	0.7	0.5	-0.2	-0.5	-0.2	0.4	0.9	1.0
Exports of services, less tourism services, overseas	-0.5	-0.4	-0.2	0.1	0.2	0.2	0.1	0.0	0.0	0.0	0.1	0.1	-0.1
Exports of tourism services, overseas	-0.1	-0.3	-0.3	-0.2	-0.1	0.0	0.0	0.0	0.1	0.1	0.2	0.2	0.2

Exports of goods and services, interstate	1.4	2.1	1.9	1.4	0.6	0.0	0.1	0.4	0.4	0.0	-0.3	-0.2	0.3
Exports of goods, interstate }	1.2	1.6	1.5	1.1	0.3	-0.2	-0.1	0.2	0.6	0.4	-0.1	-0.2	0.0
Exports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate	0.2	0.5	0.5	0.4	0.2	0.2	0.3	0.1	-0.2	-0.4	-0.3	0.0	0.3

	Change from same quarter last year
	2001-02			2002-03				2003-04				2004-05
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
less Imports of goods and services	2.4	2.9	3.6	4.0	3.8	3.0	2.6	3.6	5.1	6.6	6.8	5.8	4.5

less Imports of goods and services, overseas	-0.1	1.1	2.2	2.7	2.7	2.3	1.9	2.0	2.5	3.3	3.8	3.7	3.1
less Imports of goods, overseas	0.1	1.2	2.2	2.5	2.5	2.1	1.7	1.6	1.9	2.4	3.0	3.2	2.8
less Imports of services, less tourism services, overseas	-0.2	-0.1	0.0	0.2	0.2	0.1	0.2	0.3	0.6	0.7	0.6	0.4	0.2
less Imports of tourism services, overseas	-0.1	-0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.2	0.2	0.1	0.0

less Imports of goods and services, interstate	2.5	1.8	1.5	1.3	1.1	0.7	0.7	1.6	2.5	3.3	3.0	2.1	1.4
less Imports of goods, interstate }	2.7	2.1	1.6	1.3	1.1	0.6	0.5	1.4	2.3	3.0	2.8	2.1	1.7
less Imports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate	-0.2	-0.2	-0.2	-0.1	0.1	0.1	0.2	0.2	0.3	0.3	0.2	0.0	-0.3

Expenditure on gross state product	5.1	5.9	6.2	6.3	6.2	5.6	5.0	4.4	4.2	4.4	4.4	4.3	4.4

Chain volume measure base year 2002-03

TABLE 5

Queensland State Accounts, December Quarter 2004

EXPLANATORY NOTES

Overview

The Queensland State Accounts are compiled in accordance with the international standards contained in the System of National Accounts 1993 (SNA93).

Readers interested in more detailed information on the changes to national and state accounts are referred to the following Australian Bureau of Statistics (ABS) information papers:

•	Australian System of National Accounts: Concepts, Sources and Methods (ABS 5216.0);

•	Upgraded Australian National Accounts (ABS 5253.0);

•	Implementation of Revised International Standards in the Australian National Accounts (ABS 5251.0); and

•	Introduction of Chain Volume Measure in the Australian National Accounts (ABS 5248.0).

The broad structure of the Queensland State Accounts is that of a social accounting matrix comprising two regions: Queensland and the Rest of Australia. This enables the appropriate comparison to be made of the performance of Queensland with respect to the performance of the Rest of the nation, rather than with Australia as a whole.

For both regions, four fundamental accounts have been specified: domestic (or State) production account, state consumption account, state accumulation account and the external account. The state consumption and accumulation accounts have been further disaggregated into sectoral accounts. These sectoral accounts include household, State and local general government, Commonwealth general government and private and public trading and financial enterprises. This publication reports only on the domestic production accounts of these two regions.

The Queensland State Accounts are designed to allow consolidation of the two regions into the single region of Australia. The Australian National Accounts, produced by the ABS, form a clear national framework and set of estimates, with which the Queensland State Accounts is congruent.

The ABS also produces the Australian National Accounts, National Income, Expenditure and Product. The Queensland State Accounts uses as much Queensland information contained in this ABS publication that is appropriate and relevant. However, since the purpose of the Queensland State Accounts is to measure the structure and performance of the Queensland economy as accurately and comprehensively as possible, it significantly extends the information contained in the Australian National Accounts, National Income, Expenditure and Product series. Since this extension is feasible in the case of a single State, especially one with the statistical resources of Queensland, the Queensland State Accounts is not necessarily bound to agree exactly with any ABS estimates. Nevertheless, the quality of the Australian National Accounts is such that Queensland State Accounts estimates are generally and routinely benchmarked to them. In all cases, the ABS estimates are taken into strong initial consideration.

The major extension of the domestic production accounts in the Queensland State Accounts system is the addition of estimates of interstate trade in goods and trade in services, including tourism transactions. This enables the system to derive quarterly estimates of gross state product in volume terms. As well, this provides a more comprehensive understanding of Queensland’s overall trade performance, and replaces the more limited understanding provided by the common misperception of overseas State trade as total State trade.

Methodological issues

As noted below in Definitions and source notes, the estimates in Queensland State Accounts generally agree with those of the ABS Australian National Accounts, National Income, Expenditure and Product when available, except in cases where the Office of the Government Statistician has improved on, or corrected, ABS estimates.

Differences between the Queensland estimates in the Australian National Accounts, National Income, Expenditure and Product and those in the Queensland State Accounts reflect corrections and

Queensland State Accounts, December Quarter 2004

improvements in data construction made by the Office of the Government Statistician. These corrections generally arise from data confrontation exercises which involve alternative sources of evidence or information, and which often involve the input of further primary information.

Compensation of employees

The term “Compensation of employees” replaces the existing “wages, salaries and supplements”. It is classified into two components: wages and salaries; and employers’ social contribution. The estimation of non-farm civilian wages and salaries is the largest component to be estimated in the construction of wages and salaries component. This is determined by applying average earnings from the ABS Survey of Employment and Earnings (SEE) to Labour Force Survey (LFS) wage and salary employees.

As reported in the September quarter 1994 issue of Queensland State Accounts, detailed analysis by Queensland Treasury showed that estimates of wages, salaries and supplements for Queensland had been substantially understated by the ABS for the four quarters of 1993-94.

Following the release of the June quarter 1997 issue of SEE, analysis suggested that this under-recording of private sector gross earnings and private sector average earnings occurred in Queensland for seven quarters beginning September quarter 1993. An adjustment, based on the methodology described in the June quarter 1997 Queensland State Accounts, was applied to the ABS estimate of wages, salaries and supplements for this period to correct for this under-recording.

Further recent analysis of SEE estimates of Queensland average earnings by the Office of the Government Statistician suggests that Queensland wages, salaries and supplements are again being under-estimated by the series published in the ABS National Accounts: National Income, Expenditure and Product (see Chart 13 below). In particular, the decline in the rate of growth in SEE average earnings is not supported by other evidence from the Queensland labour market in recent quarters. Further, the fall in the rate of growth in average earnings cannot be explained by compositional changes in the labour force. In view of this recurrent problem, the Office of the Government Statistician has re-estimated the wages, salaries and supplements series since the September quarter 1993. The methodology adopted by the Office of the Government Statistician applies the average of the annual changes in average weekly earnings and those of SEE average earnings to the movements in LFS wage and salary earners to estimate the Queensland compensation of employees series. From March 2002, the implied average earnings from the ABS’s QEAS replaced the SEE average earnings in Office of the Government Statistician’s methodology. Chart 14 shows the quarterly annual percentage changes in the revised Office of the Government Statistician’s compensation of employees series, compared with the original ABS series.

In March quarter 2003, the methodology for the estimates of compensation of employees was updated by including adjustments for the number of wage and salary earners not contributing to GSP. The result has been a lowering of the levels of compensation of employees and only slight changes in the profile of compensation of employees’ growth in recent years.

Input-output tables

The Queensland State Accounts and Queensland’s State and regional input-output tables, which are also produced by the Office of the Government Statistician, have been developed in close association, so that these two components of the overall system of State accounts are congruent. An intention is to use the input-output tables to assist in the future reconciliation of the income and expenditure estimates of domestic production in the State, as well as the production based estimates when available.

Queensland State Accounts, December Quarter 2004

Chart 13 Average Earnings, Queensland
(annual % change, quarterly)

Source:
ABS, Survey of Employment and Earnings (ABS 6248.0)
ABS, Average Weekly Earnings (ABS 6302.0)

Chart 14 Compensation of Employees, Queensland
(annual % change, quarterly)

Source:
ABS, Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0)
Office of the Government Statistician, Queensland State Accounts

Adjustment to Household final consumption expenditure

The ABS identified a sample rotation problem in the October 2004 Retail Trade publication (ABS 8501.0). The retail turnover data is used in the estimation of Household Final Consumption Expenditure (HFCE).

After investigating this sample rotation issue, the Office of the Government Statistician has taken the position that the sample component of the Queensland retail turnover data has been underestimated in the December quarter 2004 retail trade estimates produced by the ABS (see Chart 15). Based on this information, the Office of the Government Statistician derived an adjusted quarterly growth rate for the Queensland retail turnover data.

Queensland State Accounts, December Quarter 2004

—Retail Turnover

Source:
ABS, Retail Trade,(ABS 8501.0)

The retail trade component of HFCE produced in the ABS State details was recalculated using the adjusted quarterly movement in the Queensland retail turnover. This retail component of HFCE was then added to the non-retail component of HFCE to derive a new current price estimate of total HFCE for December quarter 2004. The volume estimate for total HFCE was derived using the implicit price deflator for HFCE.

Seasonally adjusted and trend estimates

In interpreting movement in quarterly time series, it is useful to recognise and take account of changes due to seasonal and other types of calendar influences. Seasonal effects usually reflect the influences of the seasons themselves, either directly (e.g. farm production) or indirectly, through activity related to them, such as social conventions (e.g. the incidence of holidays), or administrative practices (e.g. the timing of wage and salary payments). Other types of calendar variations may occur as a result of influences such as the number and composition of days in a calendar period, the accounting or the recording procedures adopted, or the incidence of moveable holidays such as Easter. For example, Easter can fall either in the March quarter, the June quarter, or in both quarters.

Movements in a time series can be due to a complex interaction of up to six notional influences. These influences are:

•	the seasonal pattern which reflects the systematically recurring rise (fall) of the quarters;

•	the “trading day” pattern which reflects how the series systematically varies with changes in the composition of the quarters;

•	moving holiday impacts;

•	other systematic calendar related effects;

•	the trend which reflects the fundamental and long-term direction of the series; and

•	the residual/irregular influences which reflect the short-term erratic factors in the series.

Statistical techniques may be used to evaluate the effects on normal and calendar influences operating on a series and to produce seasonally adjusted estimates by the removal of these influences. One of the most widely used seasonal adjustment methods is the X-11 variant of the Census Method 11 Seasonal Adjustment Program and its companion program X-11Q developed by the U.S. Bureau of the Census.

The X-11Q procedure uses an iterative system of moving averages and linear regression techniques to obtain seasonal and other systematic calendar effects. For quarterly series, prior adjustments can

Queensland State Accounts, December Quarter 2004

be incorporated for moving holidays and trading day adjustments. However, in accordance with the methodology used by the ABS to adjust the Australian National Accounts, it was assumed that the trading day effects on quarterly State Accounts series are likely to be insignificant except in the case of private final consumption expenditure. At each estimation stage, the adverse effects of “extreme” movements are reduced to minimise distortion of extremes. Final estimates of the seasonal effects are combined and divided into the original data series to produce a seasonally adjusted series.

Seasonal adjustment removes the estimated effects of seasonal and other types of calendar variations from the statistical series, so that the effects of other influences can be analysed. However, if a movement is due to short-term irregular factors and not the underlying trends, then the seasonally adjusted estimate may be deficient in estimating reliably the timing, level and turning points in economic activity. Whether a seasonally adjusted series is a good proxy of the trend or not, will depend on the relative contribution of the irregular component to the quarterly movements, compared with the trend contribution. The irregular nature of seasonally adjusted data is not a deficiency of the seasonal adjustment process, but simply reflects the irregular/residual influences present in the original data, as well as the trend component.

Trend estimates may be produced by smoothing out these residual/irregular components of the seasonally adjusted series. The procedure used in the Queensland State Accounts is similar to that used by the ABS and outlined in their publication Information Paper: A Guide to Smoothing Time Series — Estimates of Trends. It is designed to minimise the distortion to trend level, turning point and timing, and is based on the seven term Henderson moving average in the case of quarterly series.

The Henderson procedure is a symmetric moving average that is centred on a point in time. Consequently, there is no phase shift in the resulting smoothed series. However, there are insufficient observations available for the calculation of the last three quarters of a series, when using such a seven quarter moving average. To overcome this end-point problem, a surrogate moving average that approximates the desired symmetric moving average is used.

Furthermore, in addition to the irregular phenomena of the real world, the effects of measurement errors contribute to the residual/irregular influences. For example, estimates produced from sample surveys can be affected by sampling error. Non-sampling errors may also be associated with series due to deficiencies or errors in reporting, processing and estimation. These measurement errors can also impact on the seasonal and trading day patterns. A smoothed seasonally adjusted or trend estimate will smooth these measurement errors and provide a better estimate of the fundamental trend. Another advantage of the Henderson moving average procedure is that if the seasonal process used has some deficiencies, such that there does remain some residual seasonality, for example some trading-day or some moving holiday variation in the adjusted data, then the trend smoothing process will also dampen their presence.

Queensland State Accounts, December Quarter 2004

On the other hand, moving averages used to derive trend estimates cannot distinguish between measurement error and actual irregular occurrences, and both types of irregular movements are smoothed. Thus, the effects of the airline pilot’s dispute on the Queensland economy, which was largely concentrated on tourism activity (both imports and exports, as well as consumption expenditure) in December quarter 1989, is spread over a number of adjacent quarters in the trend estimate of gross state product.

To produce smoothed seasonally adjusted estimates for Queensland State Accounts seasonal factors are obtained using the X-11Q procedure. In line with the ABS procedure for the adjustments of corresponding Australian series, no prior adjustments for trading day and moving holiday effects are incorporated into the X-11Q procedure. Separate current and chain volume measure seasonal factors are calculated for interstate and foreign imports and exports of tourism services, reflecting the seasonality in the implicit price deflators of these series.

The Queensland State Accounts estimates are compiled by applying a seven term Henderson moving average, using the individual tailored end-weights based on the importance of the irregular variations relative to the movements in the trend of the corresponding Queensland components of the domestic production account. The rest of Australia estimates are derived by deconsolidation. The weights reflect the irregularity of the series being trended.

Differences in the estimates and in assumptions and judgments made in the filtering procedure will result in the seasonally adjusted and trend estimates in the Queensland State Accounts being different to those produced and published by the Australian Bureau of Statistics.

Treatment of tourism activity

It is useful to define and distinguish between the concepts of domestic and national economic transactions, and to consider the nature of a tourist agent. Put simply, the concept of domestic relates to transactions occurring within the confines of a domestic territory (that is, within political frontiers) regardless of who is involved in the transaction, whereas national relates to transactions undertaken by resident economic agents wherever these transactions occur. Thus a national concept may be more appropriate for a country which has a number of residents living and working abroad, or which owns and receives a substantial volume of income from investments in foreign countries.

Given this, tourism transactions may be classified and defined. The World Tourist Organisation in The Determination of the Importance of Tourism as an Economic Activity within the Framework of the National Accounting System defines three concepts of tourism as follows:

•	International tourism: tourism in the country’s domestic territory by non-resident tourism agents and in the rest of the world by resident tourism agents. International tourism as defined by the World Tourist Organisation includes two sub-categories: foreign tourism, i.e. tourism within the country’s domestic territory by non-resident agents; and tourism abroad, i.e. tourism in the rest of the world by resident tourism agents.

•	Domestic tourism: tourism within the country’s domestic territory by resident and non-resident tourism agents.

•	National tourism: tourism in the country’s domestic territory and the rest of the world by resident tourism agents.

The World Tourist Organisation also defines the type and nature of tourism agents (ignoring short-term tourists or excursionists) as follows:

•	Foreign visitors or visitors from outside the country:

Characteristically, visitors from outside the country:

1) are non-resident agents in the country visited; and

2) do not receive remuneration in the country visited.

Such visitors are defined as,

Persons not residing in the country, irrespective of nationality, who enter the country for purposes other than to earn remuneration in the country visited.

Queensland State Accounts, December Quarter 2004

•	National tourists

Such persons are defined as:

Persons residing in the country, irrespective of nationality, who travel to a place situated within the country but other than their usual place of residence, for a period of at least twenty-four hours, or who spend at least one night there, for purposes other than to earn remuneration in the place visited. (In Australia, it is usual to include in this definition a requirement that a journey of at least 40km takes place.)

•	National visitors abroad

The two essential characteristics of such persons are that they:

1) are resident agents travelling outside the domestic territory of their country of residence; and

2) receive no remuneration in the country visited.

They are defined as follows:

Persons resident in the country, irrespective of nationality, travelling to one or more other countries for reasons other than earning remuneration in the country or countries visited.

A critical point to note from these definitions is that tourist agents do not engage in activity outside their domestic territory (or in the case of excursionists, outside their neighbourhood), which could result in remuneration being earned. This means that they do not engage in productive activity. Nor do they engage in accumulation in the sense that they purchase capital goods for use in the country they are visiting, except possibly for the purchase of real estate (although this is more likely to be an investment transaction, rather than one relating to tourism). Tourism agents clearly are engaged in a consumption form of activity. That is, they purchase goods and services, such as clothing, souvenirs and minor household durables, which are consumed immediately and cannot be accumulated or used again in a subsequent time period.

Accumulation transactions are defined by the World Tourist Organisation to be tourism gross fixed capital formation, and do not represent direct selling to tourists, but rather represent investment expenditure on physical assets which are used to provide facilities or infrastructure for tourists. However, these transactions can also be classified, more appropriately, by industries of sale or purchase (e.g. construction or recreation). If such expenditures are to be classified as tourism transactions, care must be taken to ensure that they are not double counted as investment expenditure by standard industries.

The essential characteristics of tourism transactions are that they are both consumption transactions and balance of payments transactions (i.e. when tourism transactions involve foreigners, or agents from outside the domestic territory where the transactions take place). There are three basic types of tourism transaction: tourism exports, or sales to non-resident tourists within a domestic territory; tourism imports, or sales to resident tourists outside the domestic territory; internal tourism consumption expenditures, or sales to resident tourists within the domestic territory.

Notes on formulae used

Changes

Last quarter

Change in a variable from one quarter to the next, e.g. the change from September quarter 2004 to December quarter 2004. This is only appropriate in the cases of seasonally adjusted and trend estimates. In the tables, this item is referred to as “quarterly percentage change”.

Same quarter last year

Change in a variable from one quarter to the same quarter in the following year, e.g. the change from December quarter 2003 to December quarter 2004. This provides a measure of annual change. In the tables, this item is referred to as “annual percentage change - quarterly”.

Year-average

Change in a variable from one set of four continuous quarters to the same four quarters in the following year, e.g. the change from the sum or average of March quarter 2003, June quarter 2003, September quarter 2003 and December quarter 2003 to the sum or average of March

Queensland State Accounts, December Quarter 2004

quarter 2004, June quarter 2004, September quarter 2004 and December quarter 2004. This also provides a measure of annual change. This item is only contained in the summary tables.

Contribution to growth

The contribution of a component of an aggregate series to change in the aggregate from one period to another is give by the formula:

where Ci,t is the percentage point contribution to the change in the aggregate series [FORMULA] from time period t-1 to time period t, caused by the change in the ith component of the aggregate series. Series calculated this way are referred to as “quarterly contribution to growth”.

It should be noted that contributions are also calculated for the change from time period t-4 to time period t. Series calculated this way are referred to as “annual contribution to growth — quarterly”.

Definitions and source notes

These definitions and notes have been constructed from the point of view of the Queensland State Accounts, rather than the Australian National Accounts; that is, they relate to the case of Queensland or to the rest of Australia, rather than the nation as a whole.

Chain Volume Measures

The chain volume measures appearing in this issue are annually reweighted chained Laspeyres indexes referenced to the current price in a reference year, currently 2002-03. Chained Laspeyres volume measures are compiled by linking together (compounding) movements in volumes, calculated by using the average prices of the previous financial year, and applying the compounded movements to the current price estimates of the reference year. Quarterly chain volume estimates are benchmarked to annual chain volume estimates, so that the quarterly estimates for a financial year sum to the corresponding annual estimate.

Chain volume measures are not generally additive. They do not sum in total, in the way original current price components do. To minimise this impact, the ABS uses the year preceding the last full financial year as the reference year. This approach means that the chain volume measures are additive in the reference year (2002-03) and the quarters following the reference year. However, the chain volume measures are not additive in the quarters preceding the reference year.

Compensation of employees

This term replaces the term “wages, salaries and supplements”. Compensation of employees is the total remuneration, in cash or in kind, payable by an enterprise to an employee in return for work done by the latter during the accounting period.

As indicated and shown in Chart 14 the Queensland State Accounts estimates of compensation of employees differ from those published in the Australian National Accounts, National Income, Expenditure and Product.

Gross operating surplus and gross mixed income

Gross operating surplus is a measure of the surplus accruing to owners from processes of production before deducting any explicit or implicit interest charges, rent or other property income payable on financial assets required to carry on the production and before deducting consumption of fixed capital.

Mixed income is the term reserved for the surplus accruing to owners of unincorporated enterprises from the process of production (as defined for gross operating surplus). It was previously described as gross operating surplus – unincorporated enterprises.

The Office of the Government Statistician uses indicators of activity to estimate Queensland’s

Queensland State Accounts, December Quarter 2004

share of the five components of Australia’s gross operating surplus and mixed income. Since the March quarter 2001, State data from the ABS publication Business Indicators: Australia has been used to estimate these shares. These estimates are benchmarked to the annual ABS estimates contained in Australian National Accounts, State Accounts, 2003-04.

Gross State product at factor cost

The sum of compensation of employees, gross operating surplus and gross mixed income.

Taxes less subsidies on production and imports

This term replaces the term “indirect taxes less subsidies”. It consists of ‘taxes less subsidies on products’ and ‘other’ taxes/subsidies on production. Taxes/subsidies on products are payable on goods and services when they are produced or sold by their producers and include taxes/subsidies and duties/subsidies on imports. Other taxes on production consist mainly of taxes on the ownership or use of land, building or other assets used in production, or labour employed or compensation of employees paid.

The Queensland State Accounts estimate is compiled using data on State and local government taxes and subsidies on production and imports and an estimate of Commonwealth taxes and subsidies on production and imports levied in Queensland.

Statistical discrepancy (I) and (E)

In line with the ABS practice, an explicit statistical discrepancy has been retained in the Queensland State Accounts. This discrepancy is allocated between the income and expenditure estimates to provide a unique measure of quarterly current gross state product. This is pro-rated from the national estimates to Queensland using gross state product. However, in the Queensland State Accounts the statistical discrepancy (E) has been recorded as a component of gross state expenditure and gross rest of Australia expenditure.

Gross State product

In line with the ABS practice, there is only one measure of current and chain volume measure gross state product. This measure represents the simple average of expenditure (E) and income (I) measure of gross state product. In previous issues of the Queensland State Accounts, the income measure was used as the headline measure.

Household final consumption expenditure

The sum of internal and external consumption expenditure.

Differences between the Australian National Accounts, National Income, Expenditure and Product and the Queensland State Accounts are due primarily to differences in the estimates of net interstate and overseas expenditure by tourists.

Internal consumption expenditure

Outlays, by State resident households and State resident producers of private non-profit services to households, on new durable and non-durable goods and services, less net sales of secondhand goods, within the domestic territory of the State.

This is largely based on the ABS estimate in the Australian National Accounts, National Income, Expenditure and Product.

External consumption expenditure

Outlays, by State resident households on new durable and non-durable goods and services outside the domestic territory of the State. These are expenditures by Queensland resident households engaged in tourism activity interstate or overseas.

These estimates are formed from data contained in the Bureau of Tourism Research National Visitor Survey and the ABS Balance of Payments.

Private gross fixed capital formation

The total value of private sector producers’ acquisitions, less disposals of fixed assets during the accounting period plus certain additions to the value of non-produced assets realised by the production activity of institutional units.

Queensland State Accounts, December Quarter 2004

This is formed by the addition of the components of private investment: dwellings construction, other buildings and structures construction, machinery and equipment, livestock, intangible fixed assets and ownership transfer costs. Definitions of these components may be found in ABS Information Paper, Implementation of Revised International Standards in the Australian National Accounts.

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product.

General government final consumption expenditure

Net expenditure on goods and services by government authorities, except those classified as public enterprises, which does not result in the creation of fixed assets or inventories or in the acquisition of land and existing buildings or second-hand assets. Expenditure on defence assets that are used in a similar fashion to civilian assets is now classified as gross fixed capital formation. Expenditure on weapons of destruction and weapon delivery systems is still classified as final consumption expenditure.

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product apart from 1999-2000 due to, the Office of the Government Statistician treating differently from the ABS the $1.1 billion abnormal return on QSuper trust assets in the current price estimate of government final consumption expenditure.

General government gross fixed capital formation

Expenditure on new fixed assets plus net expenditure on second-hand assets whether for additions or replacements (other than weapons of destruction and weapon delivery systems).

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product, apart from the past four quarters where revised data in State government capital formation was used.

Public enterprises gross fixed capital formation

Expenditure on new fixed assets plus net expenditure on second-hand fixed assets and including both additions and replacements.

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product, apart for the past four quarters. This reflects revised data on capital formation by State public enterprises.

Changes in inventories

This term replaces the existing term “stocks”. Inventories consist of materials and supplies, work-in-progress, finished goods and goods for resale, and includes all inventories held by government.

Estimates of these components are made by allocating the national inventory activity identified in the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product to Queensland.

Gross state expenditure

The sum of household final consumption expenditure, general government final consumption expenditure, private gross fixed capital formation, public enterprises gross fixed capital formation, general government gross fixed capital formation, change in inventories and the statistical discrepancy (E).

Exports of goods and services, overseas

Sum of exports of goods overseas and exports of services overseas.

Queensland State Accounts, December Quarter 2004

Exports of goods, overseas

All transfers of ownership of goods from Queensland residents to residents of overseas countries.

Prior to the September quarter 1988, estimates in current prices were obtained from the ABS by broad commodity group. The chain volume measures are calculated by deflating the commodity group using national implicit price deflators. From September quarter 1988 the State current price series are obtained from the ABS Foreign Trade by two digit Standard International Trade Classification (SITC). Prior to the September quarter 1993, the State chain volume measure is estimated using national two digit SITC implicit price deflators. From September quarter 1993, the State chain volume measure is estimated using Queensland two digit SITC implicit price deflators.

Exports of services, less tourism services, overseas

Sales of services provided by Queensland resident producers to residents of overseas countries, excluding sales to overseas residents visiting Queensland for tourism purposes.

This is estimated for Queensland by calculating its share from the ABS Balance of Payments.

Exports of tourism services, overseas

Sales of services provided by Queensland resident producers to residents of overseas countries visiting Queensland for the purpose of holiday or visiting friends or relatives.

This is estimated using data from the BTR International Visitor Survey and ABS Overseas Arrivals and Departures 3401.0.

Exports of goods and services, interstate

Sum of exports of goods interstate and exports of services interstate.

Exports of goods and services, less tourism services, interstate

The sum of the transfers of ownership of goods from Queensland residents to residents of other States, and the sales of services provided by Queensland resident producers to residents of other States, excluding sales to residents of other States visiting Queensland for tourism purposes.

This is estimated from the ABS Interstate Trade Survey. Exports of goods are estimated by broad commodity group.

Exports of tourism services, interstate

Sales of services provided by Queensland resident producers to residents of other States visiting Queensland for the purpose of holiday or visiting friends and relatives.

This is estimated using a combination of results from the BTR National Visitor Survey, and BTR Domestic Tourism Monitor, expenditure figures derived using a combination of the Domestic Tourism Expenditure Surveys (1982, 1992), and Queensland Travel and Tourism Corporation’s Queensland Visitors Survey.

Imports of goods and services, overseas

Sum of imports of goods overseas and imports of services overseas.

Imports of goods, overseas

All transfers of ownership of goods from residents of overseas countries to Queensland residents.

Prior to September quarter 1988, estimates in current prices were obtained from the ABS by broad commodity group. The chain volume measures are calculated by deflating the commodity group using national implicit price deflators. From September quarter 1988, the State current price series are obtained from the ABS Foreign Trade by two digit SITC. The chain volume measure is estimated using the national two-digit SITC implicit price deflator. Adjustments to imports of goods, overseas have been also made to Queensland civil aircraft imports to match the corresponding investment series produced by the ABS.

Queensland State Accounts, December Quarter 2004

Imports of services, less tourism services, overseas

Sales of services provided by residents of overseas countries to Queensland residents, excluding sales to Queensland residents visiting overseas countries for tourism purposes.

This is estimated for Queensland by calculating its share from the ABS Balance of Payments.

Imports of tourism services, overseas

Sales of services provided by residents of overseas countries to Queensland residents, visiting overseas countries for tourism purposes.

This is estimated for Queensland by calculating its share from the ABS Balance of Payments.

Imports of goods and services, interstate

Sum of imports of goods interstate and imports of services interstate.

Imports of goods and services, less tourism services, interstate

The sum of the transfers of ownership of goods from residents of other states to Queensland residents, and the sales of services provided by residents of other states to Queensland residents, excluding sales to Queensland residents visiting those other states for tourism purposes. This is estimated from the ABS Interstate Trade Survey. The imports of goods are estimated by broad commodity groups.

Imports of tourism services, interstate

Sales of services provided by resident producers of other states to Queensland residents visiting those other states for tourism purposes.

This is estimated using a combination of results from the Bureau of Tourism Research’s National Visitor’s Survey and expenditure figures derived using a combination of the Domestic Tourism Expenditure Surveys (1982, 1992) and the former Queensland Travel and Tourism Corporation’s Queensland Visitor Survey.

Expenditure on gross state product

The sum of gross state expenditure and exports of goods and services, less imports of goods and services.